Exhibit 16.1

Ernst & Young LLP One Cambridge Business Park Cowley Road Cambridge CB4 0WZ	Tel: +44 122 339 4400 Fax: +44 122 339 4401 ey.com

October 30, 2020

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosure as it appears under the caption “Change in Auditor” in the Form S-1 of Bumble Inc. dated October 30, 2020 and are in agreement with the statements in the second, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, as discussed under the caption “Risks Related to this Offering and Ownership of our Class A Common Stock” in the Form S-1 on page 52 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audits of the Predecessor Company’s 2018 and 2019 financial statements.

Very truly yours,

/s/ ERNST & YOUNG LLP

Cambridge, United Kingdom

October 30, 2020

The UK Firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number OC300 001 and is a member firm of Ernst & Young Global Limited. A list of members’ names is available for inspection at 1 More London Place, London SE1 2AF, the firm’s principal place of business and registered office. Ernst & Young LLP is a multi-disciplinary practice and is authorised and regulated by the Institute of Chartered Accountants in England and Wales, the Solicitors Regulation Authority (authorisation number 614947), the Financial Conduct Authority (registration number 196203) and other regulators. Further details can be found at http:/www.ey.com/UK/en/Home/Legal